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                                                                   Exhibit 15.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



                           Re: Boston Edison Company
                               Registration on
                               Form S-3



We are aware that our report dated August 14, 2000 on our review of the condensed consolidated interim financial information of Boston Edison Company (Boston Edison) as of and for the period ended June 30, 2000 and included in this Form 10-Q is incorporated by reference in Boston Edison's registration statement on Form S-3 (File No. 33-57840). Pursuant to Rule 436 (c) under the Securities Act of 1933, this report should not be considered a part of the registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



PricewaterhouseCoopers LLP
Boston, Massachusetts
August 11, 2000